    As filed with the Securities and Exchange Commission on December 19, 2001
                                      Registration Statement No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -----------

                                    FORM S-3

                                  -----------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  -----------

                             STUDENT ADVANTAGE, INC.
             (Exact name of registrant as specified in its charter)

                                  -----------

             DELAWARE                                    04-3263743
 (State or other jurisdiction of                      (I.R.S. Employer
  incorporation or organization)                      Identification No.)

                                280 SUMMER STREET
                           BOSTON, MASSACHUSETTS 02210
                                 (617) 912-2000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  -----------

                              RAYMOND V. SOZZI, JR.
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             STUDENT ADVANTAGE, INC.
                                280 SUMMER STREET
                           BOSTON, MASSACHUSETTS 02210
                                 (617) 912-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  -----------

                                   Copies to:
                              MARK G. BORDEN, ESQ.
                                HALE AND DORR LLP
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                               TEL: (617) 526-6000
                               FAX: (617) 526-5000

         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 333-_______.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 333-__________.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                  -----------

                                              CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
                                                                         Proposed         Proposed
                                                                          Maximum         Maximum
                                                          Amount         Offering        Aggregate         Amount of
                                                           to be           Price          Offering       Registration
          Title of Shares to be Registered             Registered(2)   Per Share(1)       Price(1)            Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share........           3,071,500         $1.06         $3,255,790         $779
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on December 18, 2001.

(2) Consists of (a) an aggregate of 2,821,500 shares of Common Stock of Student Advantage, Inc. (the "Company") which may be issued to Reservoir Capital Partners, L.P. ("Reservoir Partners"), Reservoir Capital Master Fund, L.P. ("Reservoir Master Fund") and Reservoir Capital Associates L.P. ("Reservoir Associates"), on exercise or conversion of Common Stock Purchase Warrants issued by the Company to Reservoir Partners, Reservoir Master Fund and Reservoir Associates on June 25, 2001, November 6, 2001 and November 26, 2001 and (b) an aggregate of 250,000 shares of Common Stock of the Company held by Devin A. Schain.

                                  -----------

         THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.



                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 2001

                                   PROSPECTUS

                             STUDENT ADVANTAGE, INC.

                        3,071,500 SHARES OF COMMON STOCK


                                  -----------


         This prospectus relates to (1) the resale of 2,821,500 shares of common stock issuable by Student Advantage to Reservoir Capital Partners, L.P., Reservoir Capital Master Fund, L.P. and Reservoir Capital Associates, L.P. on exercise or conversion of warrants issued by Student Advantage pursuant to a Warrant Agreement, dated as of June 25, 2001, by and among Student Advantage, Reservoir Capital Partners, Reservoir Capital Master Fund and Reservoir Capital Associates, on exercise or conversion of warrants issued by Student Advantage pursuant to a First Amendment to Warrant Agreement, dated as of November 6, 2001, and on exercise or conversion of warrants issued by Student Advantage pursuant to a letter agreement, dated as of November 26, 2001, and (2) the resale of 250,000 shares of common stock previously issued by Student Advantage to Devin A. Schain, a former stockholder of OCM Enterprises, Inc., in connection with our acquisition of that company.

         We will not receive any proceeds from the sale of the shares. However, to that extent the warrants are exercised through payment of the purchase price in cash (rather than a cashless exercise), we will receive the proceeds from such exercise.

         The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

         Our common stock is traded on the Nasdaq National Market under the symbol "STAD." On December 18, 2001, the closing sale price of the common stock on Nasdaq was $1.02 per share. You are urged to obtain current market quotations for the common stock.

                                  -----------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                  -----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                  The date of this prospectus is _______, 2001.

                                TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----

        Prospectus Summary...........................................3

        The Offering.................................................3

        Recent Events................................................3

        Risk Factors.................................................5

        Special Note Regarding Forward-Looking Information...........16

        Use of Proceeds..............................................17

        Selling Stockholders.........................................17

        Plan of Distribution.........................................19

        Legal Matters................................................20

        Experts......................................................20

        Where You Can Find More Information..........................20

        Incorporation of Certain Documents by Reference..............21



         Student Advantage's executive offices are located at 280 Summer Street, Boston, Massachusetts 02210, our telephone number is (617) 912-2000 and our internet address is www.studentadvantage.com. The information on our internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "Student Advantage," "we," "us," and "our" refer to Student Advantage, Inc. and its subsidiaries.

         "Student Advantage", "FANSonly", "CollegeClub", "SA Cash" and "ScholarAid" are our registered trademarks.

         We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

         This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                                STUDENT ADVANTAGE

         Student Advantage is a media and commerce connection for college students and the businesses and universities that serve them. We reach students online through our network of web sites, including Collegeclub.com and studentadvantage.com, and offline through the Student Advantage Membership Program, SA Cash Program, and OCM Direct. The Student Advantage Membership Program is a national fee-based membership program that provides its student members with exclusive benefits including ongoing discounts on products and services currently offered by over 15,000 participating locations. Discounts are made available to students both through our studentadvantage.com web site and at sponsors' retail locations. OCM Direct is a direct mail marketing business that provides college and university endorsed products including residence hall linens and related accessories, care packages, and diploma frames to students. The SA Cash Program enables students to use their college ID cards as a method of payment (stored-value card) for off-campus dining, shopping and other purchasing needs. We also offer business-to-business marketing and events and promotion services through SA Marketing Group and we offer information services, internet content and data management services to colleges and universities.

         Student Advantage, Inc. was incorporated in the State of Delaware on October 20, 1998. The Company began operations in 1992 as a sole proprietorship, converted to a general partnership in 1995, converted to a limited liability company in 1996 and became a C Corporation in 1998.

                                  THE OFFERING

Common stock offered by
selling stockholders.................................        3,071,500 shares

Use of proceeds......................................        Student Advantage will not receive any proceeds from
                                                             the sale of shares in this offering.  However, we may
                                                             receive proceeds from the exercise of the warrants held
                                                             by Reservoir Capital Partners, Reservoir Capital Master
                                                             Fund and Reservoir Capital Associates through payment
                                                             of the purchase price in cash, rather than through a
                                                             cashless exercise.

Nasdaq National Market symbol........................        STAD

                                  RECENT EVENTS

         On November 6, 2001, we amended the terms of our credit facility with Reservoir Capital Partners, L.P., Reservoir Capital Master Fund, L.P. and Reservoir Capital Associates, L.P. by (1) amending the provisions relating to mandatory prepayments following an equity issuance, (2) eliminating a covenant requiring an increase in cash position during the third fiscal quarter, and (3) extending the date by which we would be required to comply with the current ratio covenant. In connection with the amendment to our credit facility, we paid an aggregate of $100,000 in cash, issued immediately exercisable warrants to purchase an aggregate of 100,000 shares (subject to adjustment) of our common stock at a purchase price of $.01 per share, and agreed that the aggregate amount of term loans deemed outstanding under the credit facility be increased by $200,000.

         On November 7, 2001, we entered into an agreement granting to Interactive Partners, LLC, an entity recently formed by two employees for the purpose of acquiring our Voice FX business, an option to purchase all of the interests of Voice FX, LLC, a newly formed wholly owned limited liability company to which we transferred substantially all of the assets and liabilities of our Voice FX business. Interactive Partners paid us $550,000 in cash and delivered a promissory note in the amount of $300,000 (payable in January 2003) in consideration for our grant of the option. Interactive Partners subsequently exercised the option. Under the terms of the agreement, Interactive Partners will purchase all of the outstanding interests of Voice FX, LLC on December 31, 2001 in exchange, subject to a working capital adjustment at closing, for promissory notes issued to us in the aggregate amount of $3.85 million (most of which is payable in December
2006) and earn-out payments to us in the future based on revenues. In addition, at the closing, we will enter into marketing services agreements with Interactive Partners and Voice FX which will provide for aggregate payments to us of $2.65 million (650,000 of which will be paid in 2002 and the remaining $2.0 million will be paid in sixteen equal quarterly installments commencing March 31, 2003).

         On November 26, 2001, we sold all of the outstanding shares of stock of our subsidiary eStudentLoan, Inc. In connection with the sale of eStudentLoan, we entered into an agreement with Reservoir Capital Partners, L.P. which provides that none of the proceeds of such sale would need to be used to mandatorily prepay our credit facility. We also agreed that (1) on the 26th day of each month, the amount of the term loans deemed outstanding under the credit facility shall be increased by $500 for each day during the preceding month when the amount of the outstanding term loans under the credit facility exceeded $7.5 million, and (2) the lenders would receive additional warrants to purchase shares of our common stock, at a purchase price of $.01 per share, which would be exercisable on the 26th day of each month for an aggregate of 500 shares (subject to adjustment) for each day during the preceding month when the amount of the outstanding term loans under the credit facility exceeded $7.5 million.

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

WE HAVE EXPERIENCED LOSSES IN THE PAST AND EXPECT FUTURE LOSSES

         We have not achieved sustained profitability and have incurred significant operating losses. We incurred net losses of $24.9 million in 2000 and $23.7 million in the first three fiscal quarters of 2001. As of September 30, 2001, our accumulated deficit was $96.8 million. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenue and positive cash flow to achieve and maintain profitability. We have recently cut our operating expenses to reduce our negative cash flow and enhance our ability to attain and sustain profitability. There are no assurances that we will be able to cut expenses further without affecting our ability to generate revenues, consummate transactions or achieve and sustain profitability.

         We cannot assure you that we will achieve sufficient revenue for profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenue grows more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected.

GENERAL MARKET CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS

         Our customers may cancel or delay spending on marketing and other initiatives because of the current economic climate. Recently, many companies have experienced financial difficulties or uncertainty, and have begun to delay spending on marketing as a result. We believe that general economic conditions have caused a slowdown in consumer and business spending and in companies' budgets for marketing services. In addition, recent acts of terrorism have reduced consumer spending on transportation and travel services and have exacerbated political, financial, and economic uncertainties, with the result that our revenues related to these businesses may suffer.

         Furthermore, financial difficulties that many companies have experienced have further reduced the perceived urgency by companies to begin or to continue marketing initiatives. Decreases in marketing initiatives have resulted and may continue to result in decreased demand for our services. If companies continue to delay their marketing initiatives because of the current economic climate, or for other reasons, our business, financial condition and results of operations could be materially adversely affected.

WE HAVE A LIMITED OPERATING HISTORY AND MAY FACE DIFFICULTIES ENCOUNTERED BY EARLY STAGE COMPANIES IMPLEMENTING AN ONLINE AND OFFLINE STRATEGY

         We have a limited operating history on which an investor can evaluate our business. Our operations began in 1992. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies implementing an online and offline strategy. These risks include, without limitation, our possible inability to:

         -        sustain historical revenue growth rates,

         - generate sufficient revenue to achieve and maintain profitability,

         - generate or raise sufficient capital to operate and expand our business,

         -        implement our business model,

         - maintain the satisfaction of our members and users, and our university and corporate partners,

         - introduce new and enhanced web and offline products, content, and services and avail ourselves of current opportunities, and

         -        respond to competitive developments and market conditions.

         If we do not successfully manage these risks, our business, results of operations and financial condition will be materially adversely affected. We cannot assure you that we will successfully address these risks or that our business strategy will be successful.

OUR ABILITY TO GENERATE SIGNIFICANT REVENUES AND PROFITS FROM CERTAIN ESTABLISHED AND NEW PRODUCTS AND SERVICES IS UNCERTAIN

         Our business model depends, in part, on increasing the amount of revenues and profits derived from certain established and new products and services. Our ability to generate significant revenues and profits from these products and services will depend, in part, on the implementation of our strategy to generate significant transaction commerce and user traffic through the use of our membership card programs, to achieve a significant presence in university and college communities, and to develop and expand on sponsor relationships to include revenue sharing agreements based on transaction volume. There is intense competition among offerors of alternative payment methods, including stored-value cards, debit card and credit cards, and among web sites that sell online advertising.

         During the second quarter of 2001, AT&T completed its obligation to purchase Student Advantage memberships in bulk. In prior periods, the majority of student memberships have been obtained through AT&T or other corporate partners' promotional offers of Student Advantage memberships. These promotional offers have typically included a free one-year membership in the Student Advantage Membership Program. Our corporate partners have purchased Student Advantage memberships in bulk to fulfill these promotional offers. We have focused our efforts to change the marketing model for the sale of memberships from a primarily bulk sale model to a more balanced model which includes the sale of memberships to both corporate partners in bulk and direct sales to individuals. We expect to sell memberships under this new model through our corporate partners, the Student Advantage network of web sites, our direct mail marketing business and other related marketing channels. We have experienced and anticipate continuing to experience a decline in the overall number of memberships sold through bulk sale arrangements, although we expect that this decline will be partially offset by an increase in the number of individual memberships sold. The inability to successfully develop this marketing model or the related sales channels could have a materially adverse effect on the business and our ability to attract and retain corporate partners. It is difficult for us to project future levels of subscription, transaction-related, and advertising revenues and profits.

OUR PERFORMANCE COULD BE EFFECTED BY THE FINANCIAL CONDITION OF SUPPLIERS AND CLIENTS IN THE INTERNET AND E-COMMERCE INDUSTRIES

         Several companies that provide content to our web sites have discontinued operations or filed for bankruptcy protection. We may be forced to procure alternate services from other suppliers, and cannot assure you that we will be able to do so in a timely and cost-effective manner, and may be required to alter certain of our offerings to reflect such events, In addition, our members and customers may perceive our web sites to be missing certain content or attributes due to the failure of certain business partners. In addition, many of our revenue sources have slowed their payment cycles, and because a substantial portion of our revenue is generated from a limited number of customers, the non-payment or late payment of amounts due from customers could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NEED ADDITIONAL CAPITAL, AND THE FUTURE FUNDING OF THESE CAPITAL NEEDS IS UNCERTAIN

         We require substantial working capital to fund our business. Due in part to the spending patterns of students and universities and our needs to acquire inventory for our OCM Direct products, we experience seasonal variations in our receipts and expenditures of cash. We have experienced and expect to continue to experience periodic cash demands that exceed our cash flow.

         Additional funds raised through the issuance of equity securities or securities convertible into stock may have the following negative effects on the then current common stockholders:

         -        dilution in percentage of ownership in Student Advantage, and

         - the rights, preferences or privileges of the new security holders may be senior to those of the common stockholders.

Additional financing may not be available when needed on terms favorable to us or at all. Our failure to raise additional funds, if needed, or secure an additional credit facility may result in our inability to:

         -        maintain, develop or enhance our offerings,

         -        take advantage of future opportunities, or

         -        respond to competitive pressures.

         If we are unable to raise additional funds on favorable terms, we may be required to cut our expenditures further, which may affect our ability to penetrate new markets, enhance our presence in existing markets, and generate sustained revenues. In addition, significant acquisitions by us will require additional equity or debt financing to fund the purchase price, to the extent payable in cash. There can be no assurance that additional funding will be available when required or that it will be available on terms acceptable to us.

WE HAVE TAKEN ON A MATERIAL AMOUNT OF INDEBTEDNESS

         We incurred material indebtedness in connection with the acquisition of OCM Direct under the terms of the loan agreement we entered into with Reservoir Capital Partners, Reservoir Capital Associates, and Reservoir Capital Master Fund. As of December 1, 2001, we had $15.2 million of outstanding principal indebtedness under the loan agreement. The loan agreement imposes significant restrictions on our abilities to raise additional equity, make investments and acquisitions, obtain other financing, and realize proceeds from sales of business units. We are required to make periodic interest payments over the borrowing period, at the end of which, the total outstanding principal balance will become due and payable. In addition to the repayment terms, we are required to meet certain financial and non-financial covenants. In addition, the Lenders have the right to require early repayment of all or a portion of the credit facility on each anniversary date.

         Our debt may have important consequences to us, including but not limited to the following:

         - our ability to obtain additional financing for future acquisitions (if any), working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to us,

         - a substantial decrease in net operating cash flows or increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations or sell assets, and

         - our debt structure may place us at a competitive disadvantage and affect our ability to adjust rapidly to market conditions or may make us vulnerable to a downturn in our business or the economy generally or changing market conditions and regulations.

         Our ability to repay or to refinance our obligations with respect to our indebtedness will depend on our future financial and operating performance, which, in turn, may be subject to prevailing economic and competitive conditions and to certain financial, economic, and other factors, many of which are beyond our control. Our ability to meet our debt service and other obligations may depend in significant part on the extent to which we can implement successfully our business and growth strategy. There can be no assurance that we will be able to successfully implement our strategy or that the anticipated results of our strategy will be realized.

A LIMITED NUMBER OF CUSTOMERS REPRESENT A SIGNIFICANT PERCENTAGE OF OUR REVENUE

         A limited number of customers currently account for a significant percentage of our total revenues. In the first nine months of 2001, three customers, in the aggregate, accounted for approximately 39% of our total revenue. In 2000, two customers, in the aggregate, accounted for approximately 50% of total revenues. While we anticipate that revenue from this limited number of customers will decline as a percentage of total revenues, we expect a limited number of customers to continue to account for a significant percentage of total revenues in the future, and we believe that we must continue to acquire additional customers to be successful. The loss of any one of these customers, or a material decrease in the services provided to these customers, could have a materially adverse effect on our business.

OUR OPERATING RESULTS DEPEND ON OUR ABILITY TO MAINTAIN AND INCREASE BUSINESS ALLIANCES AND UNIVERSITY RELATIONSHIPS

         We are dependent upon our sponsors, both national and local, to provide our members and SA Cash participants with discounts on their products and services. We are also dependent on maintaining college and university relationships to market and sell our products and services. Our ability to maintain these alliances and relationships and to develop new alliances and relationships is critical to our ability to maintain our members, direct mail customers, and our SA Cash university partners. A failure to acquire or maintain alliances and relationships with colleges and universities could have a material adverse effect on our business. In addition, our agreements with a number of our sponsors preclude us from entering into similar arrangements with their competitors. This restriction may prevent us in some cases from offering attractive additional discounts to our members.

COLLEGES AND UNIVERSITIES ARE INCREASINGLY RELUCTANT TO PERMIT BUSINESSES TO MARKET PRODUCTS AND SERVICES ON CAMPUS

         Colleges and universities are becoming increasingly wary of businesses that market products and services to their students. Recent proposed and enacted laws (including recent California legislation) may restrict how companies can market products and services to students. Many colleges and universities are seeking to decrease or eliminate such marketing. In particular, colleges and universities are concerned that many students have incurred substantial levels of credit card debt. As a result, colleges and universities often attempt to prevent credit card companies and other companies that offer credit from marketing to their students. In the past, we have been mistaken for a credit card company because we give students a plastic card and a unique identification number to represent their membership, and because we participate in the issuance by universities of a stored-value card used in conjunction with student ID cards (SA Cash). This sometimes makes it difficult for us to gain access to college and university students, and we have been denied access to certain college and university campuses. To date, we have not maintained sufficient data to determine the specific number of colleges and universities that have denied us access to their campuses. Any inability to directly contact students on campus or through direct mail could have a material adverse effect on our business.

OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS, WHICH MAY AFFECT OUR REVENUES AND OPERATING RESULTS

         We tend to sell most of our memberships in the beginning of each academic term. All of these memberships expire on August 31 of each year. Because the aggregate number of memberships within a school year increases as new members are added, we recognize revenue from memberships ratably over the period from the time of subscription until the end of our membership year and, therefore, our subscription revenue will typically be higher in the first and second quarters than in the fourth quarter of each fiscal year. It is difficult to determine how the third quarter will typically compare, since it includes two calendar months from the end of a membership year and the first month of the subsequent membership year. In addition, a significant portion of the direct mail business revenues occurs during the third quarter. The revenue on these sales is generally recognized when the products are shipped to our customers. Our limited operating history and rapid growth make it difficult for us to more fully assess the impact of seasonal factors on our business.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE NOT INDICATIVE OF FUTURE PERFORMANCE AND ARE DIFFICULT TO FORECAST

         In addition to the seasonal fluctuations described above, our revenues and operating results may vary from quarter to quarter for a variety of other reasons, such as the timing of revenues from corporate sponsors or non-recurring revenues or charges.

         You should not rely on quarter-to-quarter comparisons of our operating results or our operating results for any particular quarter as indicative of our future performance. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock might fall. A significant portion of our revenue is derived from our membership and direct mail business. A significant percentage of our members graduate each year and, therefore, do not renew their memberships, furthermore, substantially all of our memberships expire annually and require our members to re-new the membership subscription. Our revenue growth is highly dependent upon our ability to market the value of our membership to college students and to retain members on a yearly basis. To date, we have not maintained sufficient data to determine the specific number of members who renew on a yearly basis. A failure to acquire new members or renew current members could have a material adverse effect on our business. Through our direct mail business, a disproportionate share of our revenue is recorded in the second and third quarter of each calendar year as a result of the timing of our mailings and customer demand.

WE MAY NOT SUCCESSFULLY IMPLEMENT OUR INTERNET STRATEGY

         In order to successfully implement our Internet strategy, we must:

         - establish our network of web sites as the primary vehicle for delivery of our internet products and services, including member registration and renewal, information regarding national and local sponsors, and customer service,

         - expand our network of web sites to include more content and services for students and encourage our members to use the sites so that they become more attractive for advertisers, and

         - establish our network of web sites as an effective e-commerce platform.

         In addition, with respect to CollegeClub.com, we rely mostly on our users to generate content that is attractive and pertinent to develop and maintain the web site. A decline in engaging member-generated content could make collegeclub.com and our other web sites less attractive.

         Moreover, the current market conditions have decreased the demand for online advertising, have put downward pressure on the cost per thousand impressions ("CPM") which we can charge for such advertising and have increased the likelihood that, despite our best efforts and written agreements supporting such efforts, certain of our customers may be unable to pay for such advertising service we have provided to them. Finally, we cannot guarantee that Internet users will maintain interest in our network of web sites. A decline in membership or usage of our network of web sites would decrease revenue. Our failure to successfully implement our Internet strategy could have a material adverse effect on our business.

WE FACE SIGNIFICANT COMPETITION, WHICH COULD ADVERSELY AFFECT OUR BUSINESS

         The market for online users and advertisers on the Internet is rapidly evolving. Competition for members, visitors, sponsors and merchants is intense and is expected to increase over time. Barriers to entry are relatively low. We compete for visitors, traffic, sponsors and online merchants with web directories, search engines, content sites, online service providers and traditional media companies. We also face competition from other companies maintaining web sites dedicated to college students as well as high-traffic web sites sponsored by companies such as Alloy, AOL Time Warner, CBS, Disney, Terra Lycos, Microsoft, MTV and Yahoo!

         We also compete with other companies targeting the student population, such as:

         - publishers and distributors of traditional offline media, particularly those targeting college students, such as campus newspapers, other print media, television and radio,

         - providers of payment platforms such as stored-value cards and credit cards, including Visa and MasterCard, and

         - vendors of college student information, merchandise, products and services distributed through online and offline means, including retail stores, direct mail and schools.

         Increased competition from these and other sources could require us to respond to competitive pressures by establishing pricing, marketing and other programs or seeking out additional strategic alliances or acquisitions that may be less favorable to us than we could otherwise establish or obtain.

         Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. In addition, substantially all of our current advertising customers have established collaborative relationships with other high-traffic web sites. Our advertising customers might conclude that other Internet businesses, such as search engines, commercial online services and sites that offer professional editorial content are more effective sites for advertising than we are. Moreover, we may be unable to maintain either the level of traffic on our web sites or a stable membership base, which would make our sites less attractive than those of our competitors.

         We believe that our ability to compete depends upon many factors, including the following:

         -        the market acceptance of our web sites and online services,

         - the success of our brand building and sales and marketing efforts,

         - the performance, price and reliability of services developed by us or our competitors,

         -        the effectiveness of our customer service efforts,

         -        user affinity and loyalty,

         -        demographic focus,

         -        critical mass of users,

         - the ability of our competitors to maintain or establish cooperative relationships among themselves or with strategically aligned third parties, and

         -        the emergence of new competitors.

         We believe that the principal competitive factors in attracting and retaining sponsors and advertisers are:

         -        the amount of traffic on a web site,

         -        brand recognition,

         -        the demographics of a site's users,

         -        the ability to offer targeted audiences,

         -        the average duration of user visits, and

         -        cost-effectiveness.

OUR MEMBERSHIP PROGRAM EXPERIENCES SIGNIFICANT COMPETITION FROM OTHER MARKETING ACTIVITIES

         We compete for client marketing budget dollars with other marketing activities and, in particular, other forms of direct marketing activities, such as direct mail. In recent years, there have been significant advances in new forms of direct marketing, such as the development of interactive shopping and data collection through television, the Internet and other media. Many industry experts predict that electronic interactive commerce, such as shopping and information exchange through the Internet, will proliferate in the foreseeable future. To the extent such proliferation occurs, it could have a material adverse effect on the demand for membership programs.

WE MAY UNDERTAKE ADDITIONAL ACQUISITIONS OR DIVESTITURES THAT MAY LIMIT OUR ABILITY TO MANAGE AND MAINTAIN OUR BUSINESS, MAY RESULT IN ADVERSE ACCOUNTING TREATMENT AND MAY BE DIFFICULT TO INTEGRATE INTO OUR BUSINESS

         From January 1, 1999 to December 1, 2001, we acquired fifteen businesses and have sold, or agreed to sell three businesses. We may undertake additional acquisitions in the future, and may consummate sales of certain businesses or operations. These transactions involve a number of risks, including:

         - diversion of management attention and transaction costs associated in negotiating and closing the transaction,

         - challenges in determining the fair value of goodwill which could adversely affect our results from operations,

         - inability to retain the management, key personnel and other employees of the acquired business,

         - inability to establish uniform standards, controls, procedures and policies,

         - the purchasers of businesses from us may become our competitors,

         - inability to realize the benefits of divestitures and collect monies owed us,

         -        inability to retain the acquired company's customers, and

         - exposure to legal claims for activities and obligations of the acquired business prior to acquisition of the transferred business, or risks that we cannot fully utilize all intellectual property.

         Integrating the operations of an acquired business can be a complex process that requires integration of service personnel, sales and marketing groups, technological infrastructure and service offerings, and coordination of our development efforts. Customer satisfaction or performance problems with an acquired business could affect our reputation as a whole. In addition, any acquired business could significantly under-perform relative to our expectations.

WE MAY BE UNABLE TO SUCCESSFULLY MANAGE CHANGES IN OUR BUSINESS

         We have experienced a period of significant growth. This growth has placed significant demands on our management and strains on our resources. Revenue has increased from approximately $1.8 million in 1996 to $48.0 million in 2000 and to $49.7 million in the first nine months of 2001, as compared to $35.3 million in the first nine months of 2000. We increased from fewer than 50 employees in 1996 to approximately 480 employees in November 2001.

         Our ability to manage changes in our business will depend on our ability to continue to enhance our operating, financial and management information systems. We cannot assure you that our personnel, systems and controls will be adequate to support our growth, if any. If we are unable to manage change effectively, maintain the quality of our products and services and retain key personnel, our operating results and financial condition could be significantly affected.

OUR MANAGEMENT TEAM HAS LIMITED EXPERIENCE IN RUNNING A PUBLIC COMPANY

         Our management team has had limited significant experience in a leadership role in a public company. We cannot assure you that the management team as currently configured will be able to continue to successfully lead a public company. The failure of the management team to continue to adequately handle this challenge could have a material adverse effect on our business.

WE MUST ATTRACT AND RETAIN KEY MANAGEMENT AND OTHER HIGHLY QUALIFIED PERSONNEL IN A COMPETITIVE LABOR MARKET

         Our success depends largely upon the continued service of our executive officers, including Raymond V. Sozzi, Jr., our president and chief executive officer, and other key management and technical personnel, and our ability to continue to attract, retain and motivate other qualified personnel. Competition for such personnel is intense. We have experienced, and we expect to continue to experience in the future, difficulty in hiring highly skilled employees with the appropriate qualifications. Furthermore our business is labor intensive. If our ability to assemble a qualified work force were impaired, or if we do not succeed in attracting new personnel and retaining and motivating our current personnel, our business could be adversely affected.

OUR SYSTEMS MAY FAIL OR EXPERIENCE A SLOWDOWN

         Substantially all of our communications hardware and certain of our other computer hardware operations are located at third-party locations such as Exodus Communications, Inc. in Waltham, Massachusetts and Navisite in San Jose, California. Fire, floods, earthquakes, power loss (whether through brown-outs or the like) or distribution issues, telecommunications failures, break-ins, acts of terrorism, and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our web site. Our business could be adversely affected if our systems were affected by any of these occurrences. At least one of our system providers has filed for bankruptcy protection which could limit our ability to exercise certain rights under our agreement with that party, and has caused us to divert internal resources to address contingency plans. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have any secondary "off-site" systems or a formal disaster recovery plan. Our network of web sites must accommodate a high volume of traffic and deliver frequently updated information. Our web sites have in the past and may in the future experience slower response times or decreased traffic for a variety of reasons. These types of occurrences could cause users to perceive our web sites as not functioning properly and therefore cause them to use another web site or other methods to obtain information.

         In addition, our users depend on Internet service providers, online service providers and other web site operators for access to our network of web sites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

OUR ABILITY TO EXECUTE ON OUR SUPPLY CHAIN MANAGEMENT PLAN IN OUR DIRECT MARKETING BUSINESS IS DEPENDENT UPON A LIMITED NUMBER OF SUPPLIERS THAT MAY BE SUBJECT TO INTERNATIONAL SHIPPING OR TRADE LIMITATIONS

         Our direct marketing business requires reasonably accurate execution of our supply chain management plan. We are dependent on third parties to supply us with products for resale to our customers. These third party suppliers may be subject to international shipping or trade limitations, which may impact the timing of the delivery and/or cost of these products. If we are unable to successfully procure accurate quantities of goods from our suppliers on a timely basis, we may not be able to fulfill the orders of our customers. Furthermore, if customer demand does not materialize based on our projections, it may result in excess inventory of certain products. Either of these circumstances may have a materially adverse effect on our business.

OUR NETWORKS MAY BE VULNERABLE TO UNAUTHORIZED ACCESS, COMPUTER VIRUSES AND OTHER DISRUPTIVE PROBLEMS

         A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Internet and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Moreover, any well-publicized compromise of security could deter people from using the Internet or from using it to conduct transactions that involve transmitting confidential information. We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. Although we intend to continue to implement industry-standard security measures, there can be no assurance that the measures we implement will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing web pages that deliver our content and services, any of which could harm our business, our financial condition and the results of our operations.

WE MAY BE SUED FOR INFORMATION RETRIEVED FROM THE INTERNET

         We may be subjected to claims for defamation, invasion of privacy, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our network of web sites or in our publications or the use of our academic search engine in the form of web crawling or framing. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past, particularly in connection with archive services. Our syndication of content, including U-Wire content, to such archive services could expose the us to indemnification claims in the event copyright holders assert their rights, and a request for indemnification for legal fees incurred is pending. We could also be subjected to claims based upon the content that is accessible from our network of web sites through links to other web sites or through content and materials that may be posted by members in chat rooms or bulletin boards including those located on the collegeClub.com web site. Our insurance may not adequately protect us against these types of claims.

WE MAY LOSE MEMBERS AND OUR REPUTATION MAY SUFFER BECAUSE OF UNSOLICITED BULK-MAIL OR SPAM

         Unsolicited bulk e-mail, or spam (including the dissemination of pornographic links), and our attempts and others' attempts to control such spam could harm our business and our reputation, particularly with respect to CollegeClub.com. To the extent our spam-blocking efforts are not effective, our systems may become unavailable or may suffer from reduced performance. Spam-blocking efforts by others may also result in others blocking our members' legitimate messages. Additionally, our reputation may be harmed if e-mail addresses with our domain names are used in this manner. Any of these events may cause members to become dissatisfied and discontinue their use of our network of web sites, including CollegeClub.com.

OUR STATUS UNDER STATE, AND FEDERAL FINANCIAL SERVICES REGULATION IS UNCLEAR. VIOLATION OF ANY PRESENT OR FUTURE REGULATION COULD EXPOSE US TO LIABILITY, FORCE US TO CHANGE OUR BUSINESS PRACTICE OR FORCE US TO CEASE OR ALTER OUR OFFERINGS

         Our SA Cash offerings involve an industry potentially subject to government regulation. In the future, we might be subjected to federal or state banking laws or regulations. If we are deemed to be in violation of any current or future regulations, we could be exposed to financial liability or forced to change our business practices or offerings. As a result, we could face significant legal fees, delays in extending our product offerings, a curtailing of current or contemplated offerings, and damage to our reputation that could adversely affect our financial results.

         We believe the licensing requirements of the Office of the Comptroller of the Currency, the Federal Reserve Board or other federal or state agencies that regulate or monitor banks or other types of providers of electronic commerce services do not apply to our activities. One or more states may conclude that, under its statutes, we are engaged in an unauthorized banking business. In that event, we might be subject to monetary penalties and adverse publicity and might be required to cease doing business with residents of those states. A number of states have enacted legislation regulating check sellers, money transmitters or service providers to banks. This uncertainty regarding the scope and application of these regulations has slowed our ability to market our offerings. Such liability or changes could have a material adverse effect on our business, results of operations and financial condition. Even if we are not forced to change our business practices, we could be required to obtain licenses or regulatory approvals that could cause us to incur substantial costs.

CONSUMER PROTECTION, PRIVACY CONCERNS AND REGULATIONS COULD IMPAIR OUR ABILITY TO OBTAIN AND USE INFORMATION ABOUT OUR USERS AND MAY SUBJECT US TO LITIGATION

         Our network of web sites captures information regarding our members and users in order to provide information to them, enable them to access the services offered on our web sites, tailor content to them or assist advertisers in targeting their advertising campaigns to particular demographic groups. However, privacy concerns may cause users to resist providing the personal data necessary to support this tailoring capability. Even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our network of web sites.

         Our network of web sites currently uses "cookies" to track demographic information and user preferences. A cookie is information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, but is generally removable by the user. Germany has imposed laws limiting the use of cookies, and a number of internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. If these laws are passed, our business, financial condition and results of operations could be materially harmed.

         Legislative or regulatory requirements may heighten privacy concerns if businesses must notify Internet users that the data may be used by marketing entities to direct product promotion and advertising to the user. The Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. In 1998, the United States Congress enacted the Children's On-line Privacy Protection Act of 1998. In addition, the Gramm-Leach-Bliley Act, referred to in this prospectus as GLB, which governs privacy issues related to financial institutions, went into effect on July 1, 2001. Our programs are determined to be of a nature covered by the GLB, we may be required to undertake certain notices to our members and users and/or modify the membership program and other services. We depend upon collecting personal information from our customers, and the regulations promulgated under this act have made it more difficult for us to collect personal information from some of our customers. If third parties are able to penetrate our network security or otherwise misappropriate our users' personal information, we could be subject to liability. We could also be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. We could also be held responsible for disclosing personal information or images, such as our disclosing such information for unauthorized marketing purposes or for including it in our photo gallery and web cam section on CollegeClub.com. These claims could result in litigation. In addition, we could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated. Other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements. If consumer privacy concerns are not adequately addressed, our business, financial condition and results of operations could be materially harmed. We may also be subject to additional state and Federal banking regulations (Federal Reserve) in connection with the introduction of some of our product offerings. Although we carry general liability insurance, this insurance may not be available to cover a particular claim or may be insufficient. Additionally, our user community on CollegeClub.com exists in part because of our members' willingness to provide information about themselves. If claims, litigation, regulation or the acts of third parties reduce our members' willingness to share this information or our ability to use it, the attractiveness of the web site will decline, which would reduce our ability to generate revenue through the affected web site.

WE MAY BE SUBJECT TO LITIGATION WHICH COULD HAVE A MATERIAL ADVERSE EFFECT UPON OUR BUSINESS

         Our industry has been the subject of substantial amounts of litigation regarding intellectual property and contractual rights. Consequently, there can be no assurance that third parties will not allege claims against us with respect to current or future trademarks, advertising or marketing strategies, our syndication of content to third parties offering archived database service, business processes or other proprietary rights, or that we will counterclaim against any such parties in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, diversion of management's attention, require us to redesign our products or advertising/marketing strategies or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our business, results of operations and financial condition. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.

WE MAY BE UNABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY

         Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbates these market characteristics. To achieve our goals, we need to integrate effectively the various software programs and tools required to enhance and improve our product offerings and manage our business. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our products and services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, our new enhancements must meet the requirements of our current and prospective members and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructures to adapt to these changes or comply with new regulations.

OUR INTELLECTUAL PROPERTY RIGHTS MAY BE VIOLATED OR SUBJECT TO LITIGATION AND WE MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS

         We believe that protection of our patents, copyrights, service marks, trademarks, trade secrets, proprietary technology and similar intellectual property is important to the success of some of our services. We rely on the following mechanisms to protect such intellectual property:

         -        patent, trademark and copyright law,

         -        trade secret protection, and

         - confidentiality agreements with employees, customers, independent contractors, sponsors and others.

         Despite our best efforts, we cannot assure you that our intellectual property rights will not be infringed, violated or legally imitated. Failure to protect our intellectual property could have a material adverse effect on our business. We have been, and may be, sued or named as a defendant in the future for infringement of the trademark and other intellectual property rights of third parties. Any such proceedings or claims could have a material adverse effect on our business, financial condition and results of operations.

CERTAIN CURRENT STOCKHOLDERS WHO ARE AFFILIATED WITH US OWN A LARGE PERCENTAGE OF OUR VOTING STOCK

         As of December 1, 2001, our executive officers, directors and affiliated entities, together own approximately 48% of our outstanding common stock. Therefore, these stockholders are able to significantly influence all matters requiring stockholder approval and, thereby, our management and affairs. Matters that typically require stockholder approval include:

         -        election of directors,

         -        merger or consolidation, and

         -        sale of substantially all of our assets.

         This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

OUR STOCK PRICE COULD BE EXTREMELY VOLATILE AND MAY RESULT IN LITIGATION AGAINST US

         The stock market has experienced significant price and volume fluctuations, and our market price has been in the past and could continue to be volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. Litigation could result in substantial costs and a diversion of management's attention and resources.

OUR CHARTER DOCUMENTS MAY INHIBIT A TAKEOVER

         Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that a stockholder might consider favorable. These provisions include, among others:

         - the division of the Board of Directors into three separate classes,

         - the right of the Board to elect a director to fill a vacancy created by the expansion of the Board, and

         - the requirement that a special meeting of stockholders be called by the Chairman of the Board, President or Board of Directors.


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders. However, we may receive proceeds from the exercise of the warrants issued to Reservoir Capital Partners, Reservoir Capital Master Fund and Reservoir Capital Associates through payment of the purchase price in cash, rather than through a cashless exercise.

         The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares, except that we will pay the reasonable fees and expenses of one counsel selected by the selling stockholders holding a majority of the shares being registered for Reservoir Capital Partners, Reservoir Capital Master Fund and Reservoir Capital Associates to represent all selling stockholders (other than Mr. Schain) that hold the shares being registered in connection with the registration. We will also bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

         We may issue 2,821,500 of the shares of common stock covered by this prospectus to Reservoir Capital Partners, Reservoir Capital Associates and Reservoir Capital Master Fund on exercise or conversion of warrants issued to these selling stockholders pursuant to a Warrant Agreement, dated as of June 25, 2001, by and among Student Advantage and Reservoir Capital Partners, Reservoir Capital Master Fund and Reservoir Capital Associates, on exercise or conversion of warrants issued to these selling stockholders pursuant to a First Amendment to Warrant Agreement, dated as of November 6, 2001, and on exercise or conversion of warrants issued by Student Advantage pursuant to a letter agreement, dated as of November 26, 2001.

         We issued the 250,000 shares of common stock covered by this prospectus held by Devin A. Schain to Mr. Schain in a private placement in connection with our acquisition of OCM Enterprises, Inc. on June 25, 2001.

         The following table sets forth, to our knowledge, certain information about the selling stockholders as of December 17, 2001.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares. Shares of common stock issuable under warrants that are exercisable within 60 days after December 17, 2001 are deemed outstanding for computing the percentage ownership of the person holding the warrants but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.


                                          Shares of Common Stock                          Shares of Common Stock to
                                        Beneficially Owned Prior to                      be Beneficially Owned After
                                              Offering(1)(2)          Number of Shares        Offering(1)(2)(4)
                                        ---------------------------   of Common Stock    ---------------------------
Name of Selling Stockholder                 Number     Percentage     Being Offered(3)       Number     Percentage
---------------------------               ---------    ----------     ----------------       -------    ----------
Devin A. Schain                           1,131,600       2.4%             250,000           881,600       1.9%
Reservoir Capital Partners, L.P.(5)         663,221       1.8%           2,410,407                --        --
Reservoir Capital Master Fund, L.P.(5)      111,482         *              405,168                --        --
Reservoir Capital Associates L.P.(5)          1,630         *                5,925                --        --

--------------------------
 * Less than 1%.

(1) The number of shares indicated as owned by Reservoir Capital Partners, Reservoir Capital Master Fund and Reservoir Capital Associates consists of 663,221, 111,482 and 1,630 shares, respectively, issuable upon the exercise or conversion of warrants issued to such selling stockholder pursuant to the warrant agreement, first amendment to warrant agreement and letter agreement that are presently exercisable or are expected to be exercisable within 60 days.

(2) The number of shares indicated as owned by Devin A. Schain consists of 1,119,100 shares received by Mr. Schain in connection with our acquisition of OCM Enterprises, Inc. on June 25, 2001 and 12,500 shares subject to presently exercisable options. Of the total shares of common stock listed as owned by Mr. Schain, a total of 145,749 shares are held in an escrow account to secure indemnification obligations of the former stockholders of OCM Enterprises to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to Mr. Schain on June 25, 2002. The number of shares indicated as owned by Mr. Schain includes those shares which such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

(3) The number of shares indicated as offered by Reservoir Capital Partners, Reservoir Capital Master Fund and Reservoir Capital Associates includes (a) shares subject to immediately exercisable warrants, (b) shares subject to warrants that become exercisable on each of June 25, 2002 and 2003 depending on the amount of term loans then outstanding under our credit facility, (c) shares subject to warrants that become exercisable on the 25th day of each month depending on the amount revolving loans then outstanding under our credit facility though June 25, 2004, and (d) shares subject to warrants that become exercisable on the 26th day of each month depending on the amount of term loans outstanding during the prior month through June 25, 2004.

(4) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(5) Reservoir Capital Group, L.L.C. is the General Partner of each of Reservoir Capital Partners, L.P., Reservoir Capital Master Fund, L.P. and Reservoir Capital Associates, L.P. and consequently has voting control and investment discretion over the securities held by Reservoir Capital Partners, Reservoir Capital Master Fund and Reservoir Capital Associates. As a result, Reservoir Capital Group may be considered a beneficial owner of any shares beneficially owned by Reservoir Capital Partners, Reservoir Capital Master Fund and Reservoir Capital Associates.

         None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years other than as described below.

         On June 25, 2001, we entered into a loan agreement with Reservoir Capital Partners, Reservoir Capital Master Fund and Reservoir Capital Associates, providing for a $15 million credit facility, and we entered into a warrant agreement providing for the issuance of warrants to purchase our common stock, most of which is offered by this prospectus. On November 6, 2001, we amended the warrant agreement to, among other things, provide for the issuance of additional warrants to purchase an aggregate of 100,000 shares of our common stock to Reservoir Capital Partners, Reservoir Capital Master Fund and Reservoir Capital Associates. On November 26, 2001, we entered into a letter agreement and agreed to issue to Reservoir Capital Partners, Reservoir Capital Master Fund and Reservoir Capital Associates additional warrants to purchase our common stock. See "Recent Events" above. The warrant agreement, as amended, also sets forth our obligation to register these shares for resale by the selling stockholders.

         On June 25, 2001, we acquired OCM Enterprises, of which Devin A. Schain was an officer, director and stockholder. In connection with the acquisition, we entered into an employment agreement with Mr. Schain, under which he will perform certain services for our subsidiary, OCM Direct, Inc., through June 24, 2002.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus,

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers,

         - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market,

         -    in privately negotiated transactions, and

         -    in options transactions.

         In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

         We have agreed with Reservoir Capital Partners, Reservoir Capital Master Fund and Reservoir Capital Associates to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus that are held by such selling stockholders have been disposed of pursuant to and in accordance with the Registration Statement or (ii) until all shares entitled to be registered by the Company that are held by such selling stockholders may be sold in any three-month period pursuant to Rule 144 of the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                     EXPERTS

         The audited historical consolidated balance sheets of Student Advantage, Inc. as of December 31, 1999 and 2000 and the audited historical consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000 incorporated in this Prospectus by reference to Student Advantage, Inc.'s Current Report on Form 8-K/A dated May 16, 2001 (filed on June 28, 2001), have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The audited historical consolidated balance sheets of CollegeClub.com, Inc. as of December 31, 1998 and 1999 and the audited historical consolidated statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1999 incorporated in this Prospectus by reference to Student Advantage, Inc.'s Current Report on Form 8-K/A dated October 31, 2000 (filed on January 16, 2001), have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements and schedules of edu.com, Inc. incorporated in this Prospectus by reference to Student Advantage, Inc.'s Current Report on Form 8-K/A dated June 28, 2001 (filed on June 28, 2001) have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

         (1)      Our Annual Report on Form 10-K for the year ended December 31,
                  2000,

         (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001,

         (3) Our Current Report on Form 8-K dated October 31, 2000, as amended by a Form 8-K/A filed on January 16, 2001,

         (4) Our Current Report on Form 8-K dated April 11, 2001, filed on April 13, 2001,

         (5) Our Current Report on Form 8-K dated May 1, 2001, as amended by a Form 8-K/A filed on May 11, 2001,

         (6) Our Current Report on Form 8-K dated May 10, 2001, as amended by a Form 8-K/A filed on June 28, 2001,

         (7) Our Current Report on Form 8-K dated June 25, 2001, filed on July 10, 2001,

         (8) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001,

         (9) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001,

         (10) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement, and

         (11) The description of our common stock contained in our Registration Statement on Form 8-A dated May 24, 1999.

         You may request a copy of these documents, which will be provided to you at no cost, by writing or by telephoning us using the following contact information:

                           Student Advantage, Inc.
                           280 Summer Street
                           Boston, MA  02210
                           Attention:  Investor Relations
                           Telephone:  (617) 912-2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Student Advantage, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares, provided that Student Advantage will pay the reasonable fees and expenses of one counsel selected by the selling stockholders holding a majority of the securities being registered hereby to represent all selling stockholders that hold the securities being registered hereby in connection with such registration). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

     Filing Fee - Securities and Exchange Commission........   $   779

     Legal fees and expenses................................   $20,000

     Accounting fees and expenses...........................   $18,000

     Miscellaneous expenses.................................   $ 1,221

              Total Expenses................................   $40,000
                                                               =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

         Article EIGHTH of Student Advantage's Amended and Restated Certificate of Incorporation provides that no director of the Student Advantage shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         Article NINTH of Student Advantage's Amended and Restated Certificate of Incorporation provides that a director or officer of Student Advantage (a) shall be indemnified by Student Advantage against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of Student Advantage) brought against him by virtue of his position as a director or officer of Student Advantage if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Student Advantage, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by Student Advantage against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of Student Advantage brought against him by virtue of his position as a director or officer of Student Advantage if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Student Advantage, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to Student Advantage, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by Student Advantage against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Student Advantage, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless Student Advantage determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by Student Advantage that the director or officer did not meet the applicable standard of conduct required for indemnification, or if Student Advantage fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give Student Advantage notice of the action for which indemnity is sought and Student Advantage has the right to participate in such action or assume the defense thereof.

         Article NINTH of Student Advantage's Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, Student Advantage must indemnify those persons to the fullest extent permitted by such law as so amended.

         Student Advantage has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in Student Advantage's Amended and Restated Certificate of Incorporation. These agreements, among other things, indemnify Student Advantage's directors and officers for certain expenses (including attorneys' fees and associated legal expenses), judgments, fines and amounts paid in settlement amounts, actually and reasonably incurred by any such person's services as a director or officer of Student Advantage or any other company or enterprise to which the person provides services at the request of Student Advantage, if such officer or director acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to the best interests of Student Advantage and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         Student Advantage has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16.  EXHIBITS

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------

     4.1 Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999).

     4.2 By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999).

     5.1      Opinion of Hale and Dorr LLP.

     23.1     Consent of PricewaterhouseCoopers LLP.

     23.2     Consent of PricewaterhouseCoopers LLP.

     23.3     Consent of Arthur Andersen LLP.

     23.4 Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

     24.1     Power of Attorney (See page II-5 of this Registration
              Statement).

     99.1 Amendment to Loan Agreement, dated as of September 28, 2001, between the Registrant and Reservoir Capital Partners, L.P. (amending the Loan Agreement by and among Student Advantage, Inc., the subsidiaries of Student Advantage, Inc., and Reservoir Capital Partners, L.P., Reservoir Capital Associates, L.P. and Reservoir Capital Master Fund, L.P.).

     99.2 Amendment No. 2, dated as of November 6, 2001, among the Registrant, the subsidiaries of Student Advantage, Inc., and Reservoir Capital Partners, L.P., Reservoir Capital Associates, L.P. and Reservoir Capital Master Fund, L.P. (amending the Loan Agreement by and among Student Advantage, Inc., the subsidiaries of Student Advantage, Inc., and Reservoir Capital Partners, L.P., Reservoir Capital Associates, L.P. and Reservoir Capital Master Fund, L.P.).

     99.3 First Amendment to Warrant Agreement, dated as of November 6, 2001, among the Registrant and Reservoir Capital Partners, L.P., Reservoir Capital Associates, L.P. and Reservoir Capital Master Fund, L.P. (amending the Warrant Agreement by and among Student Advantage, Inc. and Reservoir Capital Partners, L.P., Reservoir Capital Associates, L.P. and Reservoir Capital Master Fund, L.P.).

     99.4 Term Warrant, dated November 6, 2001, issued to Reservoir Capital Partners, L.P.

     99.5 Term Warrant, dated November 6, 2001, issued to Reservoir Capital Master Fund, L.P.

     99.6 Term Warrant, dated November 6, 2001, issued to Reservoir Capital Associates, L.P.

     99.7 Guarantee Assumption Agreement, dated as of November 6, 2001, by CarePackages, Inc. in favor of Reservoir Capital Partners, L.P.

     99.8 Guarantee Assumption Agreement, dated as of November 7, 2001, by Voice FX, LLC in favor of Reservoir Capital Partners, L.P.

     99.9 Letter Agreement, dated November 26, 2001, among the Registrant and Reservoir Capital Partners, L.P.

     99.10 Warrant, dated November 26, 2001, issued to Reservoir Capital Partners, L.P.

     99.11 Warrant, dated November 26, 2001, issued to Reservoir Capital Master Fund, L.P.

     99.12 Warrant, dated November 26, 2001, issued to Reservoir Capital Associates, L.P.

ITEM 17. UNDERTAKINGS.

         Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on December 19, 2001.

                                  STUDENT ADVANTAGE, INC.

                                  By:  /s/ Raymond V. Sozzi, JR.
                                       ---------------------------------------
                                       Raymond V. Sozzi, Jr.
                                       Chairman of the Board, President and
                                       Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

         We, the undersigned officers and directors of Student Advantage, Inc., hereby severally constitute and appoint Raymond V. Sozzi, Jr., Kenneth S. Goldman, and Mark G. Borden and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Student Advantage, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                                      TITLE                                    DATE
       ---------                                      -----                                    ----

/s/ Raymond V. Sozzi, Jr.            Chairman of the Board, President and Chief           December 19, 2001
-------------------------            Executive Officer (Principal Executive Officer)
Raymond V. Sozzi, Jr.

/s/ Kenneth S. Goldman               Executive Vice President, Chief Financial Officer    December 19, 2001
------------------------             and Treasurer (Principal Financial and Accounting
Kenneth S. Goldman                   Officer)


/s/ John M. Connolly                 Director                                             December 19, 2001
--------------------
John M. Connolly

/s/ William S. Kaiser                Director                                             December 19, 2001
---------------------
William S. Kaiser

/s/ John S. Katzman                  Director                                             December 19, 2001
-------------------
John S. Katzman

/s/ Marc J. Turtletaub               Director                                             December 19, 2001
----------------------
Marc J. Turtletaub

/s/ Charles E. Young                 Director                                             December 19, 2001
--------------------
Charles E. Young


                                  EXHIBIT INDEX

   EXHIBIT
   NUMBER                                 DESCRIPTION
   -------                                -----------

    4.1 Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual
             Report on Form 10-K for the year ended December 31, 1999).

    4.2 By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999).

    5.1      Opinion of Hale and Dorr LLP.

    23.1     Consent of PricewaterhouseCoopers LLP.

    23.2     Consent of PricewaterhouseCoopers LLP.

    23.3     Consent of Arthur Andersen LLP.

    23.4 Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

    24.1     Power of Attorney (See page II-5 of this Registration
             Statement).

    99.1 Amendment to Loan Agreement, dated as of September 28, 2001, between the Registrant and Reservoir Capital Partners, L.P.
             (amending the Loan Agreement by and among Student Advantage,
             Inc., the subsidiaries of Student Advantage, Inc., and Reservoir Capital Partners, L.P., Reservoir Capital
             Associates, L.P. and Reservoir Capital Master Fund, L.P.).

    99.2     Amendment No. 2, dated as of November 6, 2001, among the
             Registrant, the subsidiaries of Student Advantage, Inc., and Reservoir Capital Partners, L.P., Reservoir Capital
             Associates, L.P. and Reservoir Capital Master Fund, L.P.
             (amending the Loan Agreement by and among Student Advantage,
             Inc., the subsidiaries of Student Advantage, Inc., and Reservoir Capital Partners, L.P., Reservoir Capital
             Associates, L.P. and Reservoir Capital Master Fund, L.P.).

    99.3     First Amendment to Warrant Agreement, dated as of November 6,
             2001, among the Registrant and Reservoir Capital Partners,
             L.P., Reservoir Capital Associates, L.P. and Reservoir Capital
             Master Fund, L.P. (amending the Warrant Agreement by and among
             Student Advantage, Inc. and Reservoir Capital Partners, L.P.,
             Reservoir Capital Associates, L.P. and Reservoir Capital
             Master Fund, L.P.).

    99.4     Term Warrant, dated November 6, 2001, issued to Reservoir
             Capital Partners, L.P.

    99.5     Term Warrant, dated November 6, 2001, issued to Reservoir
             Capital Master Fund, L.P.

    99.6     Term Warrant, dated November 6, 2001, issued to Reservoir
             Capital Associates, L.P.

    99.7 Guarantee Assumption Agreement, dated as of November 6, 2001, by CarePackages, Inc. in favor of Reservoir Capital Partners,
             L.P.

    99.8 Guarantee Assumption Agreement, dated as of November 7, 2001, by Voice FX, LLC in favor of Reservoir Capital Partners, L.P.

    99.9     Letter Agreement, dated November 26, 2001, among the
             Registrant and Reservoir Capital Partners, L.P.

    99.10    Warrant, dated November 26, 2001, issued to Reservoir Capital
             Partners, L.P.

    99.11    Warrant, dated November 26, 2001, issued to Reservoir Capital
             Master Fund, L.P.

    99.12    Warrant, dated November 26, 2001, issued to Reservoir Capital
             Associates, L.P.

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